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                                                                   Exhibit 10.8

                              EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into by and between Labor Ready, Inc., a Washington corporation, including its subsidiaries ("Company") and Ralph E. Peterson ("Employee").

                                    RECITALS

     WHEREAS, Employee is a former officer of the Company;

     WHEREAS, Company believes that Employee's experience, knowledge of corporate affairs, reputation and industry contacts are of great value to the Company; and

     WHEREAS, Company wishes to continue to employ Employee and Employee is willing to continue to be employed by Company on a part-time basis.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Employee agree as follows:

     1. PRIOR AGREEMENTS. All prior employment agreements between Company and Employee shall be superseded and replaced in their entirety by this Agreement, effective as of May 1, 1999. The letter agreement dated January 6, 1999 is hereby rescinded and declared to be void, just as though the parties had never entered into the letter agreement. Employee's resignation as an officer of the Company shall remain in effect. Stock options previously granted to Employee shall continue to vest during Employee's employment, according to the original vesting schedule. Upon Employee's death, all unvested stock options shall immediately vest.

     2. EMPLOYMENT. The Company agrees to and hereby does employ Employee, and Employee agrees to and hereby does continue to be employed by the Company, subject to the supervision and direction of the Chairman, President and Chief Executive Officer. Employee's employment shall be for a period commencing May 1, 1999 and ending on April 30, 2002, unless such period is extended by written agreement of the parties or is sooner terminated pursuant to the provisions of Paragraphs 5, 8 or 9.

     3. DUTIES OF EMPLOYEE. Employee agrees to devote the necessary time, attention, skill, and efforts to the performance of his duties as Special Projects Coordinator for the Company or such other duties as may be assigned by the Company in its discretion. Employee's work shall be subject to the supervision and direction of Company. Assignments given to Employee shall be completed by Employee in the time and manner specified by Company. Company and Employee agree that the employment of Employee shall be on a part-time basis.

     4. COMPENSATION.

     Employee's salary shall be at the rate of Two Thousand and No/100 Dollars ($2,000.00) per month.

     5. FAILURE TO PAY EMPLOYEE. The failure of Company to pay Employee his salary as provided in Paragraph 4 may, in Employee's sole discretion, be deemed a breach of this Agreement and, unless such breach is cured within fifteen days after written notice to Company, this Agreement shall terminate. Employee's claims against Company arising out of the nonpayment shall survive termination of this Agreement.

     6. REIMBURSEMENT FOR EXPENSES. Company shall reimburse Employee for reasonable out-of-pocket expenses that Employee shall incur in connection with his services for Company contemplated by this Agreement, on presentation by Employee of appropriate vouchers and receipts for such expenses to Company.


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     7. BENEFITS. Employee shall be entitled to all benefits offered generally to employees of Company who are working on less than a half-time basis.

     8. TERMINATION BY COMPANY. Company may terminate this Agreement under either of the following circumstances:

          (a) This Agreement may be terminated for cause at any time upon thirty
(30) days written notice to Employee. Cause shall exist if Employee is guilty of dishonesty, gross neglect of duty hereunder, or other act or omission which impairs Company's ability to conduct its ordinary business in its usual manner. The notice of termination shall specify with particularity the actions or inactions constituting such cause. In the event of termination under this section, Company shall pay Employee all amounts due hereunder which are then accrued but unpaid within thirty (30) days after Employee's last day of employment.

          (b) In the event that Employee shall, during the term of his employment hereunder, fail to perform his duties as the result of illness or other incapacity and such illness or other incapacity shall continue for a period of more than six months, the Company shall have the right, by written notice either personally delivered or sent by certified mail, to terminate Employee's employment hereunder as of a date (not less than 30 days after the date of the sending of such notice) to be specified in such notice.

     9. TERMINATION BY EMPLOYEE. If Company shall cease conducting its business, take any action looking toward its dissolution or liquidation, make an assignment for the benefit of its creditors, admit in writing its inability to pay its debts as they become due, file a voluntary petition or be the subject of an involuntary petition in bankruptcy, or be the subject of any state or federal insolvency proceeding of any kind, then Employee may, in his sole discretion, by written notice to Company, terminate his employment and Company hereby consents to the release of Employee under such circumstances and agrees that if Company ceases to operate or to exist as a result of such event, the noncompetition and other provisions of Paragraph 13 of this Agreement shall terminate. In addition, Employee shall have the right to terminate this Agreement upon giving three (3) months written notice to Company.

     10. COMMUNICATIONS TO COMPANY. Employee shall communicate and channel to Company all knowledge, business, and customer contacts and any other matters of information that could concern or be in any way beneficial to the business of Company, whether acquired by Employee before or during the term of this Agreement; provided, however, that nothing under this Agreement shall be construed as requiring such communications where the information is lawfully protected from disclosure as a trade secret of a third party.

     11. BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of any successor or successors of employer and the personal representatives of Employee.

     12. CONFIDENTIAL INFORMATION.

          (a) As the result of his duties, Employee will necessarily have access to some or all of the confidential information pertaining to Company's business. It is agreed that "Confidential Information" of Company includes:

               (1) The ideas, methods, techniques, formats, specifications, procedures, designs, systems, processes, data and software products which are unique to Company;

               (2) All customer, marketing, pricing and financial information pertaining to the business of Company;

               (3) All operations, sales and training manuals;

               (4) All other information now in existence or later developed which is similar to the foregoing; and


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               (5) All information which is marked as confidential or explained to be confidential or which, by its nature, is confidential.

          (b) Employee understands that he will necessarily have access to some or all of the Confidential Information. Employee recognizes the importance of protecting the confidentiality and secrecy of the Confidential Information and, therefore, agrees to use his best efforts to protect the Confidential Information from unauthorized disclosure to other persons. Employee understands that protecting the Confidential Information from unauthorized disclosure is critically important to the success and competitive advantage of Company and that the unauthorized disclosure of the Confidential Information would greatly damage Company.

          (c) Employee agrees not to disclose any Confidential Information to others or use any Confidential Information for his own benefit. Employee further agrees that upon request of the Chairman, President and Chief Executive Officer of Company, he shall immediately return all Confidential Information, including any copies of Confidential Information in his possession.

     13. COVENANTS AGAINST COMPETITION. It is understood and agreed that the nature of the methods employed in Company's business is such that Employee will be placed in a close business and personal relationship with the customers of Company.

     Thus, during the term of this Employment Agreement and for a period of two
(2) years immediately following the termination of Employee's employment, for any reason whatsoever, so long as Company continues to carry on the same business, said Employee shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of, or in conjunction with, or acting through, any other person, persons, company, partnership, corporation or business entity:

          (a) Call upon, divert, influence or solicit or attempt to call, divert, influence or solicit any customer or customers of Company;

          (b) Divulge the names and addresses or any information concerning any customer of Company;

          (c) Own, manage, loan money to, invest in, advise, consult with, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of the same, similar, or related line of business as that carried on by Company or which competes in any manner with Company; and

          (d) Make any public statement or announcement, or permit anyone else to make any public statement or announcement that Employee was formerly employed by or connected with Company.

     The time period covered by the covenants contained herein shall not include any period(s) of violation of any covenant or any period(s) of time required for litigation to enforce any covenant. If the provisions set forth are determined to be too broad to be enforceable at law, then the area and/or length of time shall be reduced to such area and time and that shall be enforceable.

     14. ENFORCEMENT OF COVENANTS.

          (a) The covenants set forth herein on the part of Employee shall be construed as an agreement independent of any other provision in this Employment Agreement and the existence of any claim or cause of action of Employee against Company, whether predicated on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants contained herein.

          (b) Employee acknowledges that irreparable damage will result to Company in the event of the breach of any covenant contained herein and Employee agrees that in the event of any such breach, Company shall be entitled, in addition to any and all other legal or equitable remedies and damages, to a temporary and/or permanent injunction to restrain the violation thereof by Employee and all of the persons acting for or with Employee.



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     15. LAW TO GOVERN CONTRACT. It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Washington.

     16. ARBITRATION. Company and Employee agree with each other that any claim of Employee arising out of or relating to this Agreement or the breach of this Agreement or Employee's employment by Company, including, without limitation, any claim for compensation due, wrongful termination and any claim alleging discrimination or harassment in any form shall be resolved by binding arbitration, except for claims in which injunctive relief is sought and obtained. The arbitration shall be administered by the American Arbitration Association under its Employment Arbitration Rules at the American Arbitration Association Office nearest the place of employment. The award entered by the arbitrator shall be final and binding in all respects and judgment thereon may be entered in any Court having jurisdiction.

     17. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

     18. MODIFICATION OF AGREEMENT. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

     19. NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

     20. ATTORNEYS' FEES. In the event that any action is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all other required sums, a reasonable sum for the successful party's attorneys' fees.

     21. NOTICES. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when personally delivered or when sent by certified or registered, return receipt requested mail if sent to the respective address of each party as set forth below, or such other address as each party shall designate by notice.

     22. SURVIVAL OF CERTAIN TERMS. The terms and conditions set forth in Paragraphs 12 through 16 of this Agreement shall survive termination of the remainder of this Agreement.

     IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated below.

EMPLOYEE:                            COMPANY:

Ralph E. Peterson                    Labor Ready, Inc., a Washington corporation


By: /S/ RALPH E. PETERSON            By: /S/ GLENN WELSTAD
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     Ralph E. Peterson                   Glenn Welstad, Chairman, President
                                         and Chief Executive Officer


Date: 2/10/99                        Date: 2/10/99
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